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As filed with the Securities and Exchange Commission on October 8, 2004

Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

URANIUM RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or jurisdiction of incorporation or organization)	75-2212772 (IRS Employer Identification No.)
650 South Edmonds, Suite 108, Lewisville, TX 75607 (Address and zip code of principal executive office)

URANIUM RESOURCES, INC. AMENDED AND RESTATED
1999 DEFERRED COMPENSATION PLAN
*
URANIUM RESOURCES, INC. DEFERRED COMPENSATION PLAN FOR 2000 AND 2001
*
URANIUM RESOURCES, INC. DEFERRED COMPENSATION PLAN FOR 2002
*
URANIUM RESOURCES, INC. DEFERRED COMPENSATION PLAN FOR 2003
*
URANIUM RESOURCES, INC. DEFERRED COMPENSATION PLAN FOR 2004
*
URANIUM RESOURCES, INC. 2004 DIRECTORS' STOCK OPTIONS PLAN

THOMAS H. EHRLICH
650 South Edmonds, Suite 108
Lewisville, TX 75607
972-219-3330

(Name, Address and Telephone Number of Agent for Service)

Copies to:
ALFRED C. CHIDESTER
Baker & Hostetler LLP
303 East 17th Avenue Suite 1100
Denver, Colorado 80203
Phone No.: 303-764-4091
Fax No.: 303-861-2307

CALCULATION OF REGISTRATION FEE

Title of securities to registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)

Common Stock, par value $.001 per share(3)	288,641	$0.375	$ 108,240	$ 14

Common Stock, par value $.001 per share(4)	3,740,119	$0.20	$ 748,024	$ 95

Common Stock, par value $.001 per share(5)	5,000,000	$0.805	$4,025,000	$510

Total:	9,028,760			$619(6)

(1)
The number of shares of Uranium Resources Inc. common stock, par value $.001 per share, stated above ("Common Stock") consists of the aggregate number of shares which may be issued pursuant to the Amended and Restated 1999 Deferred Compensation Plan, Deferred Compensation Plan for 2000 and 2001, the Deferred Compensation Plan for 2002, the Deferred Compensation Plan for 2003, the Deferred Compensation Plan for 2004 and the 2004 Directors' Stock Option Plan (collectively, the "Plans"). The maximum number of shares which may be sold upon exercise of options granted under the Plans are subject to adjustment in accordance with the anti-dilution and other provisions of the Plans (collectively, the "Plan Provisions"). Accordingly, pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended ("Securities Act"), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any Plan Provision.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to the provisions of Rule 457 under the Securities Act, as amended (the "Act"). The proposed maximum offering price per share is based upon: (a) as to the Company's Deferred Compensation Plans, the exercise price of the options issued pursuant to the terms of each respective Deferred Compensation Plan; and (b) as to the 2004 Directors' Stock Option Plan, the market price of $0.805 per share as of October 6, 2004, the average bid and asked price of the Common Stock as of such date. The proposed maximum aggregate offering price is based upon the proposed maximum offering price per share multiplied by the respective total number of shares of Common Stock to be registered.

(3)
Relates solely to shares of Common Stock issuable under the Uranium Resources, Inc. Amended and Restated 1999 Deferred Compensation Plan, all of which may be issued to the Selling Stockholders in the future pursuant to the terms of the Uranium Resources, Inc. Amended and Restated 1999 Deferred Compensation Plan.

(4)
Relates to shares of Common Stock issuable under the Plans other than the Plans referenced in footnotes (3) and (5), all of which may be issued to the Selling Stockholders in the future pursuant to the terms of the respective Plans.

(5)
Relates to shares of Corporate Stock issuable under the Uranium Resources, Inc. 2004 Director's Stock Option Plan, all of which may be issuable to the Selling Shareholders in the future pursuant to the terms of the Uranium Resources, Inc. 2004 Directors' Stock Option Plan.

(6)
Pursuant to Rule 429 of the Act, the Re-Offer Prospectus included herein also relates to (a) 34,000 shares of Common Stock included in the Registration Statement on Form S-8, File No. 333-00349, relating to the Company's Amended and Restated Directors' Stock Option Plan; (b) 250,200 shares of Common Stock included in the Registration Statement on Form S-8, File No. 333-00403, relating to the Company's Amended and Restated Employees' Stock Option Plan; (c) 9,743,820 shares of Common Stock included in the Registration Statement on Form S-8, File No. 333-00405, relating to the Company's Amended and Restated 1995 Stock Incentive Plan; and (d) 200,000 shares of Common Stock included in the Registration Statement on Form S-8, File No. 333-05617, relating to the Company's Option Grants to Leland O. Erdahl and George R. Ireland. The filing fees in connection with the Registration Statements referenced herein were previously paid at the time of filing, based on the then applicable fees.

Explanatory Note

        Uranium Resources, Inc. (the "Registrant") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"). This Registration Statement registers 14,856,780 shares of the Company's Common Stock for two purposes: (1) to register Common Stock which may be issued from time to time to participants under the following Company deferred compensation plans: the Uranium Resources, Inc. Amended and Restated 1999 Deferred Compensation Plan; the Uranium Resources, Inc. Deferred Compensation Plan for 2000 and 2001; the Uranium Resources, Inc. Deferred Compensation Plan for 2002; the Uranium Resources, Inc. Deferred Compensation Plan for 2003; and the Uranium Resources, Inc. Deferred Compensation Plan for 2004 (collectively, the "Deferred Compensation Plans") and the Uranium Resources, Inc. 2004 Directors' Stock Option Plan (the "2004 Plan") (collectively, the Deferred Compensation Plans and the 2004 Plan are referred to herein as the "Plans") and (2) to register 14,856,780 shares of Common Stock for re-offer and/or re-sale by the individuals listed under the Selling Stockholder section of the re-offer prospectus (collectively, the "Selling Stockholders"), where such shares of Common Stock may be issued in the future to the Selling Stockholders under the Plans as well as the Company's Amended and Restated Directors' Stock Option Plan, the Amended and Restated Employees' Stock Option Plan, the Amended and Restated 1995 Stock Incentive Plan, and the Leland O. Erdahl and George R. Ireland Option Grant. The Registration Statement on Form S-8 and the File No. for each respective Plan not registered hereunder is included at the bottom of the facing page under (6) as required by Rule 429 of the Securities Act. Pursuant to Rule 429, this Registration Statement on Form S-8 shall act, upon effectiveness, as a post-effective amendment to each Registration Statement specified under (6) on the facing page. Notwithstanding anything to the contrary herein, registration of the Selling Stockholders' Common Stock does not necessarily mean that the Selling Stockholders will offer or sell the shares.

        This Registration Statement consists primarily of two parts. The first part contains a re-offer prospectus prepared in accordance with Part I of S-3 (in accordance with Instructions B(3) and C of the General Instructions to Form S-8). The second part contains information required in the Registration Statement pursuant to Part II of Form S-8.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The document(s) containing the information required by Part I to Form S-8 will be sent or given to the participants in the respective Plans as specified by Rule 428. Such documents are not being filed with the Securities and Exchange Commission ("Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II to Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

RE-OFFER PROSPECTUS

14,856,780 Shares of Common Stock for Resale by Certain Stockholders

Uranium Resources, Inc.

        This Prospectus relates to the resale of up to 14,856,780 shares of the Common Stock, par value $0.001 per share, of Uranium Resources, Inc. ("Company") that may be offered and sold, from time to time, by the Selling Stockholders identified on page 8 of this Prospectus. The shares were acquired by the Selling Stockholders pursuant to the following Company benefit plans: the Amended and Restated 1999 Deferred Compensation Plan, the Deferred Compensation Plan for 2000 and 2001, the Deferred Compensation Plan for 2002, the Deferred Compensation Plan for 2003 and the Deferred Compensation Plan for 2004 (collectively, the "Deferred Compensation Plans"); the Amended and Restated Directors' Stock Option Plan and the 2004 Plan (collectively, the "Directors' Plans"); the Amended and Restated Employees' Stock Option Plan and the Amended and Restated 1995 Stock Incentive Plan (collectively, the "Employee Plans"); and the Leland O. Erdahl and George R. Ireland Option Grants (the "Option Grants"). Collectively, the Deferred Compensation Plans, the Directors Plan, the Employee's Plan and the Option Grants are referred to herein as the "Plans". The registration of the Common Stock by the Selling Stockholders does not necessarily mean that the Selling Stockholders will offer or sell their respective shares.

        The offering price for shares sold by Selling Stockholders will be negotiated through private transactions or will be at the prevailing market price as quoted on any exchanges on which the Company's shares are traded at the time of sale. Selling Stockholders may sell their shares directly or through agents or broker-dealers acting as agents on behalf of such Selling Stockholders. The Selling Stockholders may engage brokers, dealers or agents, who may receive commissions or discounts from the Selling Stockholders.

        Uranium Resources will not receive any of the proceeds from sales of shares by Selling Stockholders. Uranium Resources will pay substantially all the expenses incident to the registration of the shares, except for sales commissions and other expenses of Selling Stockholders applicable to sales of their respective shares.

        Uranium Resources' Common Stock is not currently listed on any national securities exchange or the NASDAQ Stock Market. Uranium Resources' Common Stock is quoted on the Pink Sheets under the symbol URIX. On October 6, 2004, the last reported sales price of Uranium Resources' Common Stock was $0.805 per share.

        Before you make your investment decision, please read carefully the "RISK FACTORS" section beginning on page 5, where specific risks associated with these securities are described.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This Re-Offer Prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state. Our mailing address and telephone number is as follows:

Uranium Resources, Inc.
650 South Edmonds, Suite 108
Lewisville, TX, 75067
972-219-3330

The date of this Prospectus is October 8, 2004

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	1
AVAILABLE INFORMATION	1
RE-OFFER PROSPECTUS SUMMARY	3
The Offering	3
Our Company	3
RISK FACTORS	5
SELLING STOCKHOLDERS	8
PLAN OF DISTRIBUTION	9
DESCRIPTION OF CAPITAL STOCK	10
EXPERTS	11
VALIDITY OF THE SECURITIES	11
INDEMNIFICATION OF DIRECTORS AND OFFICERS	11
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT	II-1
SIGNATURES	S-1
EXHIBIT INDEX	E-1

        You should rely only on the information contained or incorporated by reference in this Re-Offer Prospectus. We have not authorized anyone to provide you with information that is different. The Selling Stockholders are offering to sell the Common Stock registered hereunder only where it is legal to sell these securities. The information contained or incorporated in this document may only be accurate on the date of this document.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of the filing of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities registered hereunder have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. The documents listed in (a) through (k) below are incorporated by reference in this Prospectus. Information that we file later with the Commission will automatically update and supersede the information contained in these documents:

  (a)
  The Company's Prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act on August 18, 2004;

  (b)
  The Company's Form 8-K filed with the Commission on August 18, 2004;

  (c)
  The Quarterly Report on Form 10-QSB of the Company for the second calendar quarter ended June 30, 2004, filed with the Commission on August 13, 2004;

  (d)
  The Company's Form 8-K filed with the Commission on May 14, 2004;

  (e)
  The Quarterly Report on Form 10-QSB of the Company for the first calendar quarter ended March 31, 2004, filed with the Commission on May 14, 2004;

  (f)
  The Company's Form 8-K filed with the Commission on May 3, 2004;

  (g)
  The Annual Report on Form 10-KSB of the Company for the fiscal year ended December 31, 2003, filed with the Commission on March 30, 2004;

  (h)
  The Company's Form 8-K filed with the Commission on March 24, 2004;

  (i)
  The Company's Form 8-K filed with the Commission on January 14, 2004;

  (j)
  The Company's Form 8-K filed with the Commission on January 8, 2004;

  (k)
  Description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, which became effective with the Commission on February 26, 1990.

AVAILABLE INFORMATION

        On October 8, 2004, the Company filed with the Securities and Exchange Commission ("Commission") a registration statement on Form S-8 under the Securities Act with respect to the Common Stock issuable pursuant to the Deferred Compensation Plans and the 2004 Plan ("Registration Statement"). This Prospectus is part of that Registration Statement, but does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about the Company.

        Statements in this Re-Offer Prospectus as to the contents of any contract or document are not necessarily complete and in each instance reference is made to the copy of that contract or document filed as an exhibit to the Registration Statement or as an exhibit to another filing, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

        Upon written or oral request, the Company will, at no cost, provide copies of any or all of the information that has been incorporated by reference in the Prospectus or the Registration Statement. The Company will also deliver, upon oral or written request, any revisions or updates to this Prospectus, a copy of the Company's latest Annual Report to Stockholders and all other reports, proxy statements and other communications distributed to the Company's stockholders generally. Requests for information should be sent to Uranium Resources, Inc. at its principal executive offices:

650 South Edmonds, Suite 108
Lewisville, TX, 75067
Attn: Thomas H. Ehrlich
(972) 219-3330

        The Company also files with the Commission annual, quarterly and special reports, proxy statements and other information with the Commission that may be read and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet website that contains reports, proxy statements and other information about issuers, like the Company, who file electronically with the Commission. The address of that website is http://www.sec.gov.

RE-OFFER PROSPECTUS SUMMARY

        This summary of selected information from this Prospectus highlights information included elsewhere in or incorporated by reference in this Re-Offer Prospectus and thus does not contain all information that may be important to you. This Prospectus includes specific terms of this offering, information about our business and certain financial data. We encourage you to read this Prospectus in its entirety, including the risk factors on page 5, before making an investment decision.

The Offering

Trading Symbol	URIX
Common Stock Outstanding	143,137,978 shares of Common Stock, assuming that all shares registered hereunder are issued to the Selling Stockholders pursuant to the terms of the respective Plans.
Common Stock Offered by Selling Stockholders
14,856,780 shares of Common Stock. This represents 10.4% of the total outstanding shares of Company Common Stock, assuming that all shares registered hereunder are issued to the Selling Stockholders pursuant to the terms of the respective Plans.
Use of Proceeds
We will not receive any of the proceeds from sales of shares of Common Stock registered hereunder by the Selling Stockholders. We will pay substantially all the expenses incident to the registration of such shares, except for sales commissions and other expenses of Selling Stockholders.

Our Company

        We are located at 650 S. Edmonds Lane, Lewisville, Texas 75067. Our telephone number is 972-219-3330.

        We were organized in 1977 to mine uranium in the United States using the in situ leach mining process, a process in which groundwater fortified with oxidizing agents is pumped into the ore body causing the uranium contained in the ore to dissolve. The resulting solution is pumped to the surface where it is further processed to a dried form of uranium that is shipped to conversion facilities for sale to our customers. This process is generally more cost effective and environmentally benign than conventional mining techniques.

        We have the Kingsville Dome, Rosita and Vasquez properties in South Texas and properties in New Mexico. Since 1988 we have produced about 6.1 million pounds of uranium from two mines in South Texas. Our Kingsville Dome mine produced about 3.5 million pounds and the Rosita mine produced about 2.6 million pounds. Additional mineralized uranium materials exist at Kingsville Dome. The Rosita Property is essentially at the end of its productive capacity, although some minor mineralized uranium materials remain that may be produced.

        Because of depressed uranium prices in 1999, we reduced our payroll and shut-in our uranium producing properties. From August 2000 through February 2004, we have had to rely on equity infusions to remain in business. We have raised a total of approximately $6.5 million during that period, allowing us to maintain the critical employees and assets of the Company until such time that uranium prices reached a level where it was prudent to commence operations. During this period, uranium prices have ranged from a low of $7.10 per pound in 2001 to $20.25 as of October 5, 2004. Also during this period, we performed ongoing restoration and reclamation at certain of our wellfields at Rosita and Kingsville Dome under restoration agreements with the State of Texas and our bonding company that allowed us access to $3.2 million that had been pledged to secure restoration bonds.

        In the four years ended December 31, 2001 the carrying value of our properties reduced from $61.4 million to $708,000, including a writedown in the carrying value and a pre-tax charge to earnings of: $18.0 million in 1998 (of which $12.3 million was attributed for Kingsville Dome and $5.6 million was attributed for Rosita); $38.4 million in 1999; $1.4 million in 2000; and $475,000 in 2001. As of December 31, 2003, our uranium properties, plant and equipment had a net book value of about $684,000 compared to $716,000 at December 31, 2002.

        In May 2004, the Company completed the sale of 39,317,005 shares of Common Stock in two private placements at $0.15 per share, receiving cash of $5,897,550. With this funding we have commenced the development and mining of our Vasquez Property in South Texas. We project that of the $5.9 million, $2.9 million will be utilized for wellfield and plant capital and $0.9 million will be for initial cash bonding requirements. Ultimate cash bonding requirements will amount to a projected $2.8 million, the majority of the collateral for which we anticipate will be funded via the proceeds from operations.

        We project the balance of the private placement funding, or approximately $2.1 million, will be utilized for product operating costs and overheads until the uranium is available for inventory financing prior to its sale. The first sale of our production is slated to occur in the 4th Quarter of 2004, with 600,000 pounds of uranium scheduled for delivery in each of the years 2005 through 2008.

        During 2004, we also plan to continue working towards the completion of the Production Area Authorization #3 review at Kingsville Dome. It is anticipated that the review will be complete by early 2005, allowing for the commencement of production at Kingsville Dome later that year. The Company is currently evaluating contracting opportunities for the Kingsville Dome production.

RISK FACTORS

        Investing in our Common Stock will provide you with an equity ownership in Uranium Resources, Inc. As one of our stockholders, you will be subject to risks inherent to our business. The trading price of your shares will be affected by the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions. The value of your investment may decrease, resulting in a loss. You should carefully consider the following factors as well as other information contained in this Prospectus before deciding to invest in shares of our Common Stock.

        The factors identified below are important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company. Where any such forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, we caution that, while we believe such assumptions or bases to be reasonable and make them in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, the Company or its management expresses an expectation or belief as to the future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but such future results may not occur or be accomplished. Taking into account the foregoing, the following are identified as important risk factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.

The sale, or availability for sale, of substantial amounts of Common Stock in the public market may adversely affect the prevailing market price of Common Stock and may impair the Company's ability to raise additional capital by the sale of its equity securities.

        The Company has 128,281,198 shares of Common Stock outstanding and believes that all such shares will be freely transferable without restriction in the United States upon the effectiveness of this Registration Statement.

        In addition, 5,625,000 shares are reserved for issuance upon exercise of warrants; 10,828,020 shares are reserved for issuance upon the exercise of outstanding options granted under the Company's Directors and Employee Plans and Option Grants; 180,000 shares may be issued upon the conversion of certain debt; and 4,028,760 shares may be issued upon the conversion of certain deferred compensation into shares under the Deferred Compensation Plans. The Company believes that all of such shares will be freely transferable without restriction in the United States, subject to compliance, as to certain of the shares, with the provisions of Rule 144 under the Securities Act.

        The availability for sale of such a large amount of shares may depress the market price for our Common Stock and impair our ability to raise additional capital through the sale of Common Stock.

We have had operating losses in each of 2001, 2002 and 2003 and expect to have no revenues or operating income until the 4th Quarter of 2004.

        We incurred losses of $330,000 in 2003, $2.9 million in 2002 and $3.8 million in 2001, and, since 2000, have had to rely on equity infusions to remain in business. In May 2004 we raised $5,897,550 in two private placements of Company Common Stock and began the process of commencing mining operations at our Vasquez Property. A majority of the funds will be used for wellfield and plant capital and initial cash bonding requirements, leaving less than one-half of the funds raised to pay for product operating costs and overheads until the resultant uranium product is available for sale starting in the 4th Quarter of 2004. If the Company is unable to generate operating revenue prior to spending all such funds, it may not have the ability to fund operations on a going forward basis.

Our development of the Vasquez Property is dependent upon a Restoration Performance Agreement, the validity of which is being challenged in a lawsuit.

        Under a Restoration Performance Agreement with the Texas Department of Health, the Texas Commission on Environmental Quality ("TCEQ") and United States Fidelity and Guaranty Insurance Company, the Company resolved certain bonding issues by agreeing to fund ongoing groundwater restoration at the Kingsville Dome and Rosita mine sites at specified treatment rates, utilizing a portion of our cash flow from sales of uranium from the Vasquez Property as a substitute for additional bonding. Prior to reaching the agreement, the Texas Department of Health had requested an additional $3.5 million in additional financial security.

        The authority of the TCEQ and the Texas Department of Health to enter into the Restoration Performance Agreement is currently being challenged in a lawsuit filed in the 98th District Court, Travis County, Texas. Although the Attorney General of the State of Texas is defending TCEQ and the Texas Department of Health in the suit, the Restoration Performance Agreement could be nullified if the plaintiffs are successful. In that event, there is no assurance that the Company could comply with Texas Department of Health's request for additional financial security or negotiate another alternative method of compliance. In that event, our license to mine in Texas may be rescinded or suspended and we would have no source of revenue and no viable business.

Because we have limited capital, inherent mining risks pose a significant threat to us.

        Because we are small with limited capital, we are unable to withstand significant losses that can result from inherent risks associated with mining, including environmental hazards, industrial accidents, flooding, interruptions due to weather conditions and other acts of nature. Such risks could result in damage to or destruction of our wellfield infrastructure and production facilities, as well as to adjacent properties, causing personal injury, environmental damage and processing and production delays, with the potential for significant monetary losses and possible legal liability.

We will need additional capital to mine properties other than the Vasquez Property.

        The mining business is capital intensive, and we will need to raise additional capital to begin mining at our Kingsville Dome property and our New Mexico properties.

More stringent federal and state regulations could adversely affect our business.

        If we are unable to obtain or maintain permits or water rights for development of our properties or otherwise fail to adequately manage future environmental issues, our operations could be materially and adversely affected. We have expended significant resources, both financial and managerial, to comply with environmental protection laws, regulations and permitting requirements and we anticipate that we will be required to continue to do so in the future. Although we believe our properties comply in all material respects with all relevant permits, licenses and regulations pertaining to worker health and safety as well as those pertaining to the environment, the historical trend toward stricter environmental regulation may continue.

If costs of production are higher than anticipated, then our profitability will be adversely affected.

        We are proceeding with operations at the Vasquez Property on the basis of estimated capital and operating costs. If capital and/or operating costs are greater than anticipated, then the profitability of the production from the Vasquez Property will be adversely affected. This reduced profitability will cause us to have less funds for other expenses, such as administrative and overhead expenses and further development of other properties.

Our estimates and assumptions in determining values or projecting future costs are subject to uncertainty.

        Our accounting policies involve the use of significant estimates and assumptions in determining values and projecting future costs. Specifically regarding the uranium properties, significant estimates are utilized to determine the carrying value of these assets. These assets have been recorded at their net realizable value for impairment purposes on a liquidation basis, which is less than our cost. The actual value realized from these assets may vary significantly from these estimates based upon market conditions, financing availability and other factors.

        Regarding our reserves for future restoration and reclamation costs, significant estimates are utilized in determining the future costs to complete ground water restoration and surface reclamation at our mine sites. The actual costs to conduct these activities may vary significant from these estimates.

        Such estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, and, to the extent they vary from actual amounts, could have a material adverse effect on our financial condition.

The volatility of uranium prices makes our business uncertain.

        The volatility of uranium prices makes long-range planning uncertain and raising capital difficult. The price of uranium is affected by numerous factors beyond our control, including the demand for nuclear power, political and economic conditions, and legislation and production and costs of production of our competitors. Imports of uranium, including imports of uranium from the former Soviet Union, have resulted in significant downward pressure on uranium prices.

The only market for uranium is nuclear power plants, and there are only a few customers.

        We are dependent on a small number of electric utilities that buy uranium for nuclear power plants. Because of the limited market for uranium, a reduction in purchases of newly-produced uranium by electric utilities for any reason (such as plant closings) would adversely affect the viability of our business.

The price of alternative energy sources affects the demand for and price of uranium.

        The lower costs of oil, gas, coal and hydro-electricity, as well as the possibility of developing other low cost sources for energy, have made and could continue to make nuclear power a less attractive fuel to generate electricity, thus resulting in lower demand for uranium. Maintaining the demand for uranium at current levels and future growth in demand will depend upon acceptance of nuclear technology as a means of generating electricity.

Public acceptance of nuclear energy is uncertain.

        Lack of public acceptance of nuclear technology would adversely affect the demand for nuclear power and increase the regulation of the nuclear power industry.

Our inability to obtain insurance would threaten our ability to continue in business.

        We currently have liability and property damage insurance that we believe is adequate. However, the insurance industry is undergoing change and premiums are being increased. If premiums should increase to a level we cannot afford, we could not continue in business.

Our inability to obtain bonding would threaten our ability to continue in business.

        If we are unable to comply with bonding requirements we would be unable to continue in business. As of December 31, 2003 we have estimated that our future restoration, decommissioning, decontamination and reclamation costs are about $4.3 million of which the present value amount of

$3.3 million is recorded as a liability at this date. To secure this obligation, we have surety bonds totaling approximately $2.8 million at July 1, 2004, of which $333,400 was collateralized by cash on that date. Before we can commence operations at the Vasquez Property, we must post an additional $900,000 of financial security for such costs with the state of Texas. We expect to satisfy this requirement by offering letters of credit, but there is no assurance that it will be accomplished at this time.

        In addition, we anticipate that our future surety requirements will increase significantly when future development and production occurs at our sites in Texas and New Mexico. The amount of the surety for each producing property is subject to annual review and revision by regulators.

If we cannot add additional reserves to replace production in the future, we would not be able to remain in business.

        Our future uranium production, cash flow and income are dependent upon our ability to mine our current properties and acquire and develop additional reserves.

Competition from better capitalized companies impacts prices and our ability to acquire properties, capital and personnel.

        The amount of uranium produced by competitors or imported into the United States has a material impact on uranium prices. There is global competition for uranium properties, capital, customers and the employment and retention or qualified personnel. In the production and marketing of uranium there are about 15 major producing entities, some of which are government controlled and all of which are significantly larger and better capitalized than we are. We also compete with uranium recovered from the de-enrichment of highly enriched uranium obtained from the dismantlement of United States and Russian nuclear weapons and imports to the United States of uranium from the former Soviet Union.

SELLING STOCKHOLDERS

        This Re-Offer Prospectus covers offers and sales from time to time by Selling Stockholders of up to 14,856,780 shares of the Company's Common Stock, to be issued to the Selling Stockholders pursuant to the terms of the respective Plans. Under Rule 416 of the Securities Act, the Selling Stockholders may also offer and sell Common Stock issued to the Selling Stockholders are a result of, among other things, stock splits, stock dividends and other similar events that affect the number of Common Shares held by the Selling Stockholders. However, registrations of the Selling Stockholders' Common Stock does not necessarily mean that the Selling Stockholders will offer or sell any of their shares. The Selling Stockholders are or may become affiliates of the Company pursuant to Rule 144 of the Securities Act.

        The following table sets forth, as of September 1, 2004, the name of each of the Selling Stockholders, the nature of his, her or its position, office, or other material relationship to the Company or its subsidiaries within the most recent past three years, and the number of shares of Common Stock which each such Selling Stockholder owned of record as of the date of this Prospectus. The table also sets forth the number of shares of Common Stock owned by each Selling Stockholder that are offered for sale by this Prospectus and the number and percentage of shares of Common Stock to be held by each such Selling Stockholder assuming the sale of all the shares offered hereby. The Company may supplement this Prospectus from time to time to disclose the names, relationships to the Company and holding of Securities of additional Selling Stockholders. No statement contained herein nor the delivery of this Prospectus in connection with a sale by any Selling Stockholder shall be deemed an admission by the Company or such Selling Stockholder that such Selling Stockholder is in a control relationship with the Company within the meaning of the Securities Act.

Name and Relationship To Company if any(1)	Number of Shares of Common Stock Owned as of September 1, 2004 (4)	Maximum Number of Shares to be Sold Pursuant to this Offering (5)	Number of Shares of Common Stock to be Held Assuming Sale of all the Shares Offered Hereby (5)	Percentage of Common Stock to be Held Assuming Sale of all the Shares Offered Hereby (5)(6)
Paul K. Willmott(2)(3)	6,023,039	5,979,776	43,263	*
Richard A. Van Horn(2)	2,721,333	2,668,000	53,333	*
Thomas H. Ehrlich(2)	2,539,544	2,507,144	32,400	*
Mark S. Pelizza(2)	2,329,981	2,058,460	271,521	0.2
Leland O. Erdahl(3)	936,823	513,750	423,073	0.3
George R. Ireland(3)	936,573	866,000	70,573	*
Rudolf J. Mueller(3)	13,908,728	225,000	13,683,728	9.6%
Laura A. Greij	29,330	29,255	75	*
James C. Kegebein	24,254	9,395	14,859	*

(1)
Except as otherwise noted, none of the Selling Stockholders is a director or executive officer of the Company.

(2)
Executive Officer of the Company.

(3)
Director of the Company. Mr. Mueller resigned from the Company's Board of Directors in October, 2003.

(4)
Consists of shares of Common Stock that may be issued in the future pursuant to the terms of the Plans.

(5)
Assumes the future issuance of all shares of Common Stock issuable under the terms of the respective Plans.

(6)
Does not include percentages of less than 0.1%.

PLAN OF DISTRIBUTION

        The number of shares registered for resale by the Selling Stockholders and covered by this Prospectus is 14,856,780 and represents 10.4% of the total outstanding shares of Common Stock, assuming all shares registered hereunder are issued pursuant to the terms of the respective Plans. However, registration of the Selling Stockholders' Common Stock does not necessarily mean that the Selling Stockholders will offer or sell the shares. The Securities may be sold from time to time by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market at prices and on terms then prevailing or in negotiated transactions.

        All costs, expenses and fees in connection with the registration of the Securities will be borne by us. Commissions, discounts and transfer taxes, if any, attributable to the sales of the Securities will be borne by the Selling Stockholders. Brokers may receive compensation in the form of customary brokerage commissions, discounts or concessions from Selling Stockholders in amounts to be negotiated in connection with sales pursuant hereto. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The Selling Stockholders should be aware that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of Common Stock by the Selling Stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the Selling Stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our Common Stock while such Selling Stockholders are distributing shares covered by this Prospectus. Accordingly, the Selling Stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The Selling Stockholders are advised that if a particular offer of Common Stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

DESCRIPTION OF CAPITAL STOCK

Common Stock

        The Company's authorized capital stock consists of 200,000,000 shares of Common Stock, par value $0.001 per share. As of September 1, 2004, 128,281,198 shares of Common Stock were issued and outstanding, all of which are fully paid and non-assessable. There are no preemptive, subscription, conversion or redemption rights pertaining to the Company's Common Stock. The absence of preemptive rights could result in a dilution of the interest of existing stockholders should additional shares of Common Stock be issued. Holders of the Company's Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of assets legally available therefor and to share ratably in the assets of the Company upon liquidation.

        Each share of Common Stock is entitled to one vote for all purposes and cumulative voting is not permitted in the election of directors. Accordingly, the holders of more than fifty percent of all of the outstanding shares of Common Stock can elect all of the directors. Matters to be voted upon by the holders of Common Stock require the affirmative vote of a majority of the shares present at the stockholders meeting.

        As of September 1, 2004, there were outstanding (a) options to purchase 10,828,020 shares of Common Stock under the Company's Directors' and Employees' Plans or otherwise, of which 4,124,796 are vested and 6,703,224 are unvested, (b) fully exercisable warrants to purchase 5,625,000 shares of Common Stock at $0.12 per share, and (c) a promissory note in the principal amount of $135,000 plus accrued and unpaid interest of $33,400 convertible into shares at $0.75 per share. As of September 1, 2004, there were outstanding options to convert $788,400 of deferred compensation into shares of Common Stock at prices ranging from $0.20 to $0.375 per share.

Transfer Agent and Registrar

        Computershare Trust Company of Canada, Vancouver, British Columbia is the transfer agent and registrar for the Common Stock

EXPERTS

        The consolidated financial statements incorporated in this Prospectus have been included in reliance on the report of Hein & Associates LLP, independent registered public accountants, given on the authority of said firm as experts in accounting and auditing.

        Certain information regarding the Company's Uranium Reserves Mineralized Materials is incorporated herein on reliance on the Douglas Report submitted by Richard F. Douglas, Ph.D., independent geologist, given on the authority of Mr. Douglas as an expert in the field of geology.

VALIDITY OF THE SECURITIES

        The validity of the Securities offered hereby was passed upon for the Company by Baker & Hostetler LLP, our legal counsel. Members of that firm currently beneficially own 183,100 shares of Uranium Resources common stock.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Insofar as the provisions described in Item G of Part II of this Registration Statement permit indemnification for liabilities arising under the Securities Act of 1933 (the "Act") to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of the filing of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities registered hereunder have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. The documents listed in (a) through (l) below are incorporated by reference in this Registration Statement:

  (a)
  The Registrant's Prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act on August 18, 2004;

  (b)
  The Registrant's Form 8-K filed with the Commission on August 18, 2004;

  (c)
  The Quarterly Report on Form 10-QSB of the Registrant for the second calendar quarter ended June 30, 2004, filed with the Commission on August 13, 2004;

  (d)
  The Registrant's Form 8-K filed with the Commission on May 14, 2004;

  (e)
  The Quarterly Report on Form 10-QSB of the Registrant for the first calendar quarter ended March 31, 2004, filed with the Commission on May 14, 2004;

  (f)
  The Registrant's Form 8-K filed with the Commission on May 3, 2004;

  (g)
  The Annual Report on Form 10-KSB of the Registrant for the fiscal year ended December 31, 2003, filed with the Commission on March 30, 2004;

  (h)
  The Registrant's Form 8-K filed with the Commission on March 24, 2004;

  (i)
  The Registrant's Form 8-K filed with the Commission on January 14, 2004;

  (j)
  The Registrant's Form 8-K filed with the Commission on January 8, 2004;

  (k)
  All other reports filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2003; and

  (l)
  Description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A, which became effective with the Commission on February 26, 1990.

Item 4. Description of Securities.

        Not Applicable.

Item 5. Interest of Named Experts and Counsel.

        The validity of the shares of the Registrant's Common Stock offered hereby are being passed upon for the Registrant by Baker & Hostetler, LLP, counsel to the Registrant. Members of that firm currently own 183,100 shares of the Registrant's Common Stock.

Item 6. Indemnification of Directors and Officers.

        Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director or officer of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The General Corporation Law of the State of Delaware also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the General Corporation Law of the State of Delaware provides the general authorization of advancement of a director's or officer's litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

        The Bylaws of the Company provide for the broad indemnification by the directors and officers of the Company and for advancement of litigation expenses to the fullest extent permitted by current Delaware law. The Company also has entered into indemnification contracts with its directors and officers.

        The Company maintains a policy of directors and officers liability insurance which reimburses the Company for expenses which it may incur in connection with the foregoing indemnity provisions and which may provide direct indemnification to directors and officers where the Company is unable to do so.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Registrant pursuant to the above, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

        Not Applicable.

Item 8. Exhibits.

        The Exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any decrease or increase in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or the high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act") that are incorporated by reference in this Registration Statement;

        (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that it will supplement the prospectus, after the end of the subscription period, to include the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities that the underwriters will purchase and the terms of any later reoffering. If the underwriters make any public offering of the securities on terms different from those on the cover page of the prospectus, the small business issuer will file a post-effective amendment to state the terms of such offering.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, as of this 8 day of October, 2004.

URANIUM RESOURCES, INC.
By:	/s/ PAUL K. WILLMOTT Paul K. Willmott President

        Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ PAUL K. WILLMOTT Paul K. Willmott	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)	October 8, 2004
/s/ THOMAS H. EHRLICH Thomas H. Ehrlich	Chief Financial Officer (Principal Financial and Accounting Officer)	October 8, 2004
/s/ LELAND O. ERDAHL Leland O. Erdahl	Director	October 8, 2004
/s/ GEORGE R. IRELAND George R. Ireland	Director	October 8, 2004

S-1

POWER OF ATTORNEY

        Each of the undersigned officers and directors of Uranium Resources, Inc. hereby appoints Paul K. Willmott as attorney and agent for the undersigned, with full power of substitution, for and in the name, place, and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act any and all amendments (including post-effective amendments) and exhibits to this Registration Statement and any and all applications, instruments or documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable.

        Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ PAUL K. WILLMOTT Paul K. Willmott	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)	October 8, 2004
/s/ THOMAS H. EHRLICH Thomas H. Ehrlich	Chief Financial Officer (Principal Financial and Accounting Officer)	October 8, 2004
/s/ LELAND O. ERDAHL Leland O. Erdahl	Director	October 8, 2004
/s/ GEORGE R. IRELAND George R. Ireland	Director	October 8, 2004

S-2

EXHIBIT INDEX

Exhibit Number	Description
4.1*	Restated Certificate of Incorporation of the Company (filed with the Company's Form SB-2 Registration No. 333-17875 on July 26, 2004).
4.2*	Restated Bylaws of the Company (filed with the Company's Form S-3 Registration No. 333-17875 on December 16, 1996).
4.3*
Common Stock Purchase Agreement dated February 28, 2001 between the Company and Purchasers of the Common Stock of the Company (filed with the Company's Annual Report on Form 10-KA dated July 26, 2001, SEC File Number 000-17171).
4.4*	Uranium Resources, Inc. Amended and Restated 1999 Deferred Compensation Plan (filed with the Company's Annual Report on Form 10-K dated March 31, 1999, SEC File Number 000- 17171).
4.5	Uranium Resources, Inc. Deferred Compensation Plan for 2000 and 2001.
4.6*	Uranium Resources, Inc. Deferred Compensation Plan for 2002 (filed with the Company's Quarterly Report on Form 10-QSB dated November 13, 2002, SEC File Number 000-17171).
4.7*	Uranium Resources, Inc. Deferred Compensation Plan for 2003 (filed with the Company's Quarterly Report on Form 10-QSB dated November 13, 2002, SEC File Number 000-17171).
4.8*	Uranium Resources, Inc. Deferred Compensation Plan for 2004 (filed with the Company's Quarterly Report on Form 10-QSB, dated May 14, 2004).
4.9	Uranium Resources, Inc. 2004 Directors' Stock Option Plan
5.1	Opinion of Baker & Hostetler LLP, counsel to the Company.
23.1	Consent of Independent Public Accountants.
23.2	Consent of Baker & Hostetler LLP (included in Exhibit 5.1).
23.3	Consent of Independent Geologist.
24.1	Power of Attorney (included on page S-2 of this Registration Statement).

*
Not filed herewith. Incorporated by reference pursuant to Rule 12b-32 under the Securities Exchange Act of 1934.

E-1

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Explanatory Note
PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
RE-OFFER PROSPECTUS 14,856,780 Shares of Common Stock for Resale by Certain Stockholders
Uranium Resources, Inc.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
AVAILABLE INFORMATION
RE-OFFER PROSPECTUS SUMMARY
The Offering
Our Company
RISK FACTORS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF CAPITAL STOCK
EXPERTS
VALIDITY OF THE SECURITIES
INDEMNIFICATION OF DIRECTORS AND OFFICERS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX